Confidential	Execution Version

License AGREEMENT*

This License Agreement (this “Agreement”) is made and entered into effective as of August 31, 2013 (the “Effective Date”) by and between Lazare Kaplan International Inc., a New York corporation (“Licensor”), and Gemological Institute of America, Inc., a California non-profit corporation (“Licensee”). Licensor and Licensee are individually referred to herein as a “Party” and collectively as the “Parties.”

A.           The Parties, simultaneously with the execution of this Agreement, have executed a settlement agreement (the “Settlement Agreement”) to settle pending litigation with respect to Licensor’s allegation that Licensee has, prior to the Effective Date, infringed the Licensed Patents and this Agreement is entered into in connection with the compromise of disputed claims between the Parties.

B.           The Parties wish to enter into this licensing relationship on the terms and conditions set forth herein.

Therefore, in consideration of the license, covenants, and agreements set forth herein, the Parties agree as follows:

Article I
DEFINITIONS

As used in this Agreement, capitalized terms shall have the meaning ascribed thereto in this Article I or elsewhere in this Agreement:

“’351 Ex-U.S. Family Patents” means any and all foreign counterparts of the ’351 U.S. Family Patents.

“’351 U.S. Family Patents” means (a) U.S. Patent 6,476,351; (b) any and all existing and future continuations in whole or continuations in part of U.S. Patent 6,476,351 or any application that claims priority to U.S. Patent 6,476,351 and any and all patents and patent applications that claim priority to any patent application to which U.S. Patent 6,476,351 claims priority; and (c) any and all existing or future reissues, reexaminations, extensions, divisions, renewals, revivals, and substitutions of or to any of the foregoing patents or patent applications described in (a) – (b) above.

* Certain portions of this Agreement have been omitted pursuant to a request for confidential treatment.

“Affiliate” means with respect to a Party, any Person, now or hereafter during the Term, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Party, where for purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise; provided that such Person shall be deemed an “Affiliate” only for so long as such control exists. A “Subsidiary” of a Party is an Affiliate that is controlled, directly or indirectly, by such Party in accordance with the foregoing. Notwithstanding the foregoing, in no event will Photoscribe be considered an Affiliate of Licensee.

“Challenge of the Licensed Patents” means the challenge of, or material and knowing encouragement, direction, support, or other material and knowing aid or assistance to any Person in any challenge to, the validity, scope, or enforceability of any Licensed Patent, whether in any court, patent office, or other forum, including, by way of opposition, reexamination, supplemental examination, and other review procedures (including, ex parte reexamination, inter partes review, post grant review, and covered business method (CBM) review). For the avoidance of doubt and without limitation, a “Challenge of the Licensed Patents” shall not include (i) responding to subpoenas or other court or government requests for information or (ii) providing information to any Person about Licensed Services or the operation of the Equipment to the extent such information does not address the validity, scope, or enforceability of any Licensed Patent. For the avoidance of doubt, the facts that (1) Licensee was a co-defendant with Photoscribe in the Litigation, (2) Licensee and Photoscribe were represented by the same counsel for part of the Litigation, and (3) Licensee took positions in the Litigation that may be identical or similar to positions taken by any subsequent challenger of a Licensed Patent, shall not, individually or collectively, in and of themselves constitute a basis for any allegation that Licensee has made a Challenge of the Licensed Patents.

“Change of Control Transaction” shall mean, with respect to a Party or a Subsidiary of a Party any of: (i) a merger of such Party or Subsidiary with or into a Third Party (regardless of which entity is the surviving entity), (ii) a transaction as a result of which a Third Party acquires control (as such term is used in the definition of “Affiliate”) of such Party or Subsidiary, (iii) a consolidation of such Party or Subsidiary and a Third Party, or (iv) a sale of all or substantially all of such Party’s or Subsidiaries’ business assets to a Third Party. For purposes of this Agreement, “Acquiror” shall mean the Third Party referenced in clauses (i) - (iv) above.

“Equipment” means any and all equipment that can be used to perform Inscriptions on gemstones. For clarity, as used in this Agreement, the term “gemstones” includes, without limitation, diamonds, synthetic diamonds and other synthetic gemstones.

“Inscription” means an etching of characters (e.g., text, logos or other items) on a gemstone. Inscriptions may include any number of characters, provided that each set of up to fifteen (15) characters shall be deemed one (1) Inscription for purposes of the royalty calculation under this Agreement.

“Internal Inscriptions” means Inscriptions done by Licensee and its Subsidiaries for Licensee’s and its Subsidiaries’ internal, non-commercial training, testing, evaluation, educational and research purposes.

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“Large Stones” means gemstones which are [*].

“Licensed Patents” means (a) U.S. Patent 6,476,351; (b) any and all existing and future continuations in whole or continuations in part of U.S. Patent 6,476,351 or any application that claims priority to U.S. Patent 6,476,351 and any and all patents and patent applications that claim priority to any patent application to which U.S. Patent 6,476,351 claims priority; (c) any and all other patents and patent applications claiming inventions owned as of the Effective Date by Licensor or any of its current Subsidiaries that have a first effective filing date or priority date that is prior to the Effective Date and that claim inventions related to the inscription of diamonds or other gemstones; (d) any and all existing or future reissues, reexaminations, extensions, divisions, renewals, revivals, and substitutions of or to any of the foregoing patents or patent applications described in (a) – (c) above; and (e) any and all foreign counterparts of any of the foregoing patents or patent applications described in (a) – (d) above. Notwithstanding the foregoing, “Licensed Patents” excludes (i) U.S. Patent 8,319,145; (ii) any and all existing and future continuations in whole or continuations in part of any application that claims priority to U.S. Patent 8,319,145 and any and all patents and patent applications that claim priority to any patent application to which U.S. Patent 8,319,145 claims priority; (iii) any and all existing or future reissues, reexaminations, extensions, divisions, renewals, and substitutions of or to any of the foregoing patents or patent applications described in (i) and (ii) above; and (iv) any and all foreign counterparts of any of the foregoing patents or patent applications described in (i) – (iii) above.

“Licensed Services” means any Inscription services provided by Licensee or any Subsidiary of Licensee.

“Litigation” shall have the meaning given to such term in the Settlement Agreement.

“Medium Stones” means gemstones which are [*].

“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization, or other legal or governmental entity.

“Photoscribe” means Photoscribe Technologies, Inc.

“Royalty Term” means the period of time from September 1, 2013 until July 31, 2016.

“Small Stones” means gemstones which are [*].

* Certain portions of this Agreement have been omitted pursuant to a request for confidential treatment.

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“Third Party” means a Person other than a Party to this Agreement or such Party’s Subsidiaries.

Article II
License

2.1.          License Grant. Subject to Licensor’s receipt of payment under Section 3.1 (Payment Amounts and Dates) of the Settlement Agreement and Licensee’s compliance with the terms and conditions of this Agreement, specifically including the payment of Royalties pursuant to Section 3.1 (Royalties) of this Agreement, Licensor, on behalf of itself and its Subsidiaries, hereby grants to Licensee and its Subsidiaries a personal, perpetual (unless terminated pursuant to Section 6.2 (Termination)), worldwide, non-exclusive, non-transferable (except pursuant to Section 5.1 (Assignment) and subject to Section 2.5 (Divested Subsidiaries)), royalty-bearing during the Royalty Term, non-sublicensable license, solely under the Licensed Patents, to (i) sell, offer to sell, perform and provide the Licensed Services and import and export gemstones that include an Inscription resulting from the performance of such Licensed Services, and (ii) use (including maintaining, modifying, improving and repairing) any Equipment used by Licensee or its Subsidiaries in connection with the performance of the Licensed Services. Notwithstanding the rights of modification and improvement granted above, no license is granted by Licensor or its Subsidiaries under the Licensed Patents to modify or improve Equipment that does not practice any invention in the Licensed Patents prior to such modification or improvement such that, after the modification or improvement, the Equipment does practice an invention in the Licensed Patents.

2.2.          Clarification of Rights Under the Licensed Patents. For the avoidance of doubt, nothing in this Agreement grants Licensee or its Subsidiaries any right or license under the Licensed Patents to (a) sell or offer for sale (including renting, leasing or making available for use) any Equipment to a Third Party, provided that Licensee may return (but not resell) defective Equipment to the supplier of the Equipment, (b) transfer (except pursuant to Section 5.1 (Assignment) and subject to Section 2.5 (Divested Subsidiaries)) or sublicense any rights granted under Section 2.1 (License Grant) to any Third Party, or (c) use the Equipment to perform Inscriptions for the purpose of permitting Third Party gem grading laboratories to benefit in a commercial manner from the license granted under Section 2.1 (License Grant) (i.e., no patent “laundering”). For the avoidance of doubt, Licensor agrees, on behalf of itself and its Subsidiaries, that Licensee and Licensee’s Subsidiaries shall be treated as a single licensee for purposes of this sentence and Licensee and its Subsidiaries may move and transfer Equipment solely between and among Licensee and Licensee’s Subsidiaries, provided that Licensee, on behalf of itself and its Subsidiaries acknowledges and agrees that neither Licensee nor its Subsidiaries are licensed under the Licensed Patents to sell or offer for sale Equipment to a Third Party.

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2.3.         No Implied License; Personal License.

2.3.1.          This Agreement does not grant any right or license to Licensee or any other Person under any intellectual property rights of Licensor except as specifically granted in Section 2.1 (License Grant) and no other right or license is to be implied or inferred from any provision of this Agreement or by the conduct of the Parties, whether by implication, by reason of estoppel, or otherwise.

2.3.2.          Nothing in this Agreement grants a license or other authority to Licensee or any other Person under the Licensed Patents or any other patents of Licensor to make, have made, sell, or offer to sell any equipment (including any Equipment), whether express, by implication, by reason of estoppel, or otherwise. The foregoing does not limit Licensee’s and its Subsidiaries’ right to (i) maintain, modify, improve and repair the Equipment used by Licensee or its Subsidiaries in connection with the performance of the Licensed Services, or (ii) move and transfer Equipment solely between and among Licensee and its Subsidiaries, as expressly permitted in, and subject to the limitations on such rights as set forth in, Section 2.1 (License Grant) and Section 2.2 (Clarification of Rights Under the Licensed Patents), respectively.

2.4.         Subsidiaries. Licensee shall cause its Subsidiaries to comply with the applicable terms and conditions in this Agreement and Licensee remains liable (jointly with its Subsidiaries) for its Subsidiaries’ compliance with the applicable terms and conditions of this Agreement.

2.5.         Divested Subsidiaries. In the event of a Change of Control Transaction with respect to a Subsidiary of Licensee (a “Divested Subsidiary”), subject to the modifications set forth below in this Section 2.5, and subject to Licensor’s termination right pursuant to Section 5.1 if Photoscribe is the Acquiror, the licenses granted hereunder will continue to extend to such Divested Subsidiary (in the event of a transaction contemplated in subsection (ii) in the definition of “Change of Control Transaction”) or to the Acquiror (in the event of a transaction contemplated in subsections (i), (iii), and (iv) in the definition of “Change of Control Transaction”), provided that such Divested Subsidiary or Acquiror (as applicable) agrees in writing to be bound by the terms and conditions of this Agreement (including the payment obligations hereunder, as applicable), but, for the avoidance of doubt, such licenses shall not extend to any business or activities of the Acquiror prior to the consummation of the Change of Control Transaction. Upon the satisfaction of the conditions in the prior sentence, the terms of this Agreement will apply to such Divested Subsidiary or Acquiror (as applicable) as if this Agreement was a separate identical agreement between Licensor and such Divested Subsidiary or Acquiror (as applicable) as “Licensee,” except that, notwithstanding anything to the contrary in this Agreement, as between Licensor and such Divested Subsidiary or Acquiror (as applicable) (a) such Divested Subsidiary or Acquiror (as applicable) may not assign or further extend any rights pursuant hereto without the express prior written consent of Licensor (including, for clarity to its Affiliates), (b) this Section 2.5 shall be deemed omitted from this Agreement with respect to such Divested Subsidiary or Acquiror (as applicable), (c) in lieu of Section 6.2, Licensor may terminate such Divested Subsidiary’s or Acquiror’s (as applicable) license and other rights under this Agreement upon written notice in the event of any material breach by such Divested Subsidiary or Acquiror (as applicable) of the terms of this Agreement or any Challenge of the Licensed Patents by such Divested Subsidiary or Acquiror (as applicable) or its Affiliates which breach is not cured, or which Challenge of the Licensed Patents is not fully and finally withdrawn, within thirty (30) days after Licensor provides written notice thereof to the Divested Subsidiary or Acquiror (as applicable), (d) Section 8.1 shall be updated to reflect the Divested Subsidiary’s or Acquiror’s (as applicable) contact information, and (e) Section 8.2 shall be deemed omitted from this Agreement.

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Article III
Royalties

3.1.        Royalties. During the Royalty Term, Licensee shall, subject to the terms in this Article III (Royalties), pay to Licensor non-refundable (except as expressly provided in Section 3.6 (Audits)), non-creditable royalties (“Royalties”) equal to the sum of:

3.1.1.          the Small Stone Rate (as defined below) multiplied by [*];

3.1.2.          the Medium Stone Rate (as defined below) multiplied by [*]; and

3.1.3.          the Large Stone Rate (as defined below) multiplied by [*].

For the purposes of this Section, the following applies:

“Small Stone Rate” means:	[*]
“Medium Stone Rate” means:	[*]
“Large Stone Rate” means:	[*]

For clarity and by way of example, if a Medium Stone is Inscribed [*].

3.2.        Exceptions to Royalty Obligation. For the avoidance of doubt, [*].

3.3.        Royalty Reports and Payments. Within [*] days following [*] period during the Royalty Term (the first such [*] period commencing on [*] and the second such [*]), Licensee shall provide Licensor with a written report containing the following information for each such [*] period: (i) [*]; (ii) [*] (b) [*] (c) [*], and (iii) an itemized calculation of Royalties due for the applicable [*] period. Concurrent with the delivery of the applicable report, Licensee shall pay in United States Dollars all Royalty amounts due to Licensor pursuant to Section 3.1 (Royalties) for such [*] period. During the Royalty Term, Licensee will provide the above report for each [*] period, regardless of the amount of Royalties and/or the number of Inscriptions in a particular [*] period. All such royalty reports and the information in such reports are Licensee’s confidential information and (x) may only be used by Licensor in connection with the exercise or enforcement of rights under this Agreement, and (y) may not be distributed or provided by Licensor to any other Person other than (1) to Licensor’s attorneys and accountants and the auditor conducting the audit under Section 3.6 (Audits), subject to written obligations of confidentiality by such attorneys, accountants and the auditor, (2) to any governmental body having jurisdiction and specifically requiring such disclosure in writing; (3) to the extent required in response to a valid subpoena or as otherwise may be required by law; and (4) as required during the course of litigation or other legal proceeding, provided that with respect to subsections (2), (3) and (4), the requirements set forth in the proviso in Section 7.1 shall apply with respect to such disclosures.

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3.4.         Payment Method; Late Payments.

3.4.1.          All Royalty payments due to Licensor shall be made in U.S. Dollars by wire transfer of immediately available funds to the following account:

Bank Name:	[*]
Bank Address:	[*]
ABA No.:	[*]
Account No.:	[*]
Swift Code:	[*]
Account Name:	Lazare Kaplan International Inc.

3.4.2.          If Licensor does not receive payment of any Royalty due to it on or before the due date, Licensor shall send written notice to Licensee and simple interest shall thereafter accrue on the sum due from the original due date until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by applicable laws, whichever is lower.

3.5.         Records. Licensee shall maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the Royalty reports and the calculation of Royalty payments. Licensor shall have the right to audit such records in accordance with Section 3.6 (Audits).

3.6.         Audits. From the date a Royalty payment was due hereunder until the time that is two (2) years from the end of the applicable [*] period in which a Royalty payment was due hereunder (subject to the terms set forth below regarding a final audit), upon thirty (30) days prior written notice, Licensee shall make such records relating to applicable Royalty reports and payments available in Licensee’s Carlsbad, CA and New York, NY offices, during regular business hours and not more often than once in any twelve (12) month period (unless a prior audit revealed a discrepancy of more than [*] percent, in which case Licensor may conduct audits not more than once in any six (6) month period), for examination by a nationally recognized and independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the purposes of verifying the accuracy of the Royalty reports furnished pursuant to this Agreement. Licensee may require the auditor sign a customary confidentiality agreement reasonably acceptable to each Party prior to undertaking an audit. All written audit results prepared by the auditor, audit reports prepared by the auditor, and the final results of any such audit prepared by the auditor shall be shared by the auditor with both Parties at the same time and such results shall be considered confidential information of Licensee and Licensor may not use such results except in connection with the enforcement of the terms of this Agreement and may not disclose such results to any Person other than its lawyers and accountants or as is otherwise necessary to enforce the terms of this Agreement or as would be permitted with respect to reports pursuant to Section 3.3, but subject to the terms in Section 3.3 (including the protections in Section 7.1). Any amounts shown to be owed by Licensee to Licensor as a result of any such audit shall be paid within [*] days from the auditor’s final audit report, plus interest (as set forth in Section 3.4.2 but without requirement for Licensor to provide written notice under Section 3.4.2) from the original due date. Licensor shall bear the costs of such audits, unless such audit discloses a deficiency in Licensee’s payments of greater than [*], in which case Licensee shall bear all of the reasonable and documented cost of the auditor. If such audit reveals an overpayment of Royalties, then Licensor shall refund to Licensee the overpayment within [*] days from the auditor’s report. Notwithstanding anything to the contrary in this Section, Licensor’s right to request an audit under this Section shall expire on [*]. [*] Licensee represents and warrants that this method (or any other method Licensee may adopt) for calculating the number of Inscriptions will accurately reflect the actual number of all Inscriptions (other than Internal Inscriptions) made by Licensee or its Subsidiaries.

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3.7.          Taxes. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by applicable law, and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement. If Licensee is required by [*] law to withhold any taxes from the Royalty payments due under this Agreement, Licensee shall (i) withhold such taxes, (ii) pay such withheld taxes to the applicable taxing authority, (iii) provide to Licensor evidence of such payment to the taxing authority, and (iv) reasonably cooperate with Licensor in Licensor’s efforts to obtain a refund or credit of such withheld taxes.

Article IV
Representations and Warranties

4.1.         Licensor’s Representations.

4.1.1.          Licensor represents and warrants that (i) it has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement, (ii) it is duly incorporated or organized, validly existing and in good standing, (iii) the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Licensor and its Subsidiaries, (iv) this Agreement constitutes the legal, valid and binding agreement of Licensor and its Subsidiaries and is enforceable against Licensor and its Subsidiaries in accordance with its terms, and (v) Licensor has the right, on behalf of itself and its Subsidiaries, to grant to Licensee and its Subsidiaries the licenses granted in this Agreement and to grant such licenses on behalf of its Subsidiaries.

4.1.2.          Licensor further represents and warrants, on behalf of itself and its Subsidiaries, that as of the Effective Date (a) Licensor or its Subsidiaries are the sole owners of all rights, title and interest in and to the ’351 U.S. Family Patents and, subject to mandatory rights of inventors under applicable law that may not be assigned by the inventors under applicable law, the ’351 Ex-U.S. Family Patents, and (b) Licensor and its Subsidiaries have not heretofore assigned or transferred to any Person any right, title or interest in, or the right to enforce, any of the ’351 U.S. Family Patents or the ’351 Ex-U.S. Family Patents.

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4.2.          Licensee’s Representations. Licensee represents and warrants that (i) it has all requisite legal right, power, and authority to execute, deliver, and perform this Agreement, (ii) it is duly incorporated or organized, validly existing and in good standing, (iii) the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action on the part of Licensee, and (iv) this Agreement constitutes the legal, valid and binding agreement of Licensee and is enforceable against Licensee in accordance with its terms.

4.3.          No Other Representations. Nothing contained in this Agreement shall be construed as (a) an agreement by any Party to bring or prosecute actions or suits against Third Parties for infringement, (b) conferring any right on the other Party to bring or prosecute actions or suits against Third Parties for infringement, (c) an obligation to maintain, enforce, defend, or prosecute any patent; (d) a warranty or representation that the practice of any Licensed Patent is free of infringement of any other patent; or (e) conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names of any Party, or any contraction, abbreviation or simulation thereof.

Article V
ASSIGNMENT

5.1.          Assignment. Neither Party may assign this Agreement or any of its rights or obligations under this Agreement without the express prior written consent of the other Party, provided that a Party may assign this Agreement without such consent to the Acquiror in the event of a Change of Control Transaction involving such Party, provided that such Acquiror assumes and agrees to be bound by this Agreement, but, for the avoidance of doubt, no licenses or other rights hereunder shall extend to any business or activities of the Acquiror prior to the consummation of the Change of Control Transaction. Nothing herein shall restrict Licensor’s right to sell, assign, or otherwise transfer any right, title, or interest in or to the Licensed Patents, subject to Licensee’s and its Subsidiaries’ licenses granted hereunder. Notwithstanding anything to the contrary in this Agreement, Licensee may not assign or otherwise transfer this Agreement or any of its rights under this Agreement to Photoscribe without the express prior written consent of Licensor. Licensor may immediately terminate this Agreement as to Licensee or the applicable Subsidiary of Licensee, as the case may be, if Photoscribe is the Acquiror in any Change of Control Transaction involving Licensee or such Subsidiary, respectively. In the event this Agreement is assigned, consistent with this Section 5.1 (Assignment), to an Acquiror, the terms of this Agreement will apply to such Acquiror as if it were the assignor Party. Any purported or attempted assignment, delegation or other transfer of any rights or obligations under this Agreement in contravention of the foregoing shall be null and void.

5.2.          Successors and Assigns. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

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Article VI
Term and Termination

6.1.         Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article VI (Term and Termination), shall continue until the expiration of the last-to-expire of the Licensed Patents (the “Term”).

6.2.         Termination.

6.2.1.          Subject to the terms in this Section 6.2, Licensor shall have the right in its sole option to terminate this Agreement in its entirety upon written notice to the Licensee if (i) Licensee materially breaches its payment obligations under this Agreement and fails to cure such material breach within thirty (30) days from the date of such notice; (ii) Licensee or its Affiliates make a Challenge of the Licensed Patents, after fifteen (15) days of such notice if Licensee does not dispute Licensor’s claim pursuant to Section 6.2.2, or which Challenge of the Licensed Patents is not fully and finally withdrawn, within thirty (30) days after Licensor provides written notice thereof to Licensee or immediately if the arbitrator determines pursuant to Section 6.2.2 that Licensee or its Affiliates have made a Challenge of the Licensed Patents and such Challenge of the Licensed Patents has not been so withdrawn within the cure period set forth above; or (iii) as provided in Section 5.1 (Assignment) if Photoscribe is the Acquiror in any Change of Control Transaction involving Licensee or any Subsidiary of Licensee. If Licensor or any of its Affiliates brings a lawsuit or other action or proceeding against Licensee or any of its Subsidiaries for infringement of a Licensed Patent in violation of the license granted in Section 2.1, then the foregoing termination right under clause (ii) above relating to a Challenge of the Licensed Patents shall not apply with respect to such Licensed Patent.

6.2.2.          If the Licensee disputes in good faith the existence or materiality of a breach of its payment obligations or Challenge of the Licensed Patents specified in a notice provided by the Licensor in accordance with Section 6.2.1, and Licensee provides Licensor notice of and the basis for such good faith dispute within the applicable cure period, then Licensor shall not have the right to terminate this Agreement under Section 6.2.1 unless and until an arbitrator pursuant to Section 8.2 (Dispute Resolution) has determined that (i) Licensee has materially breached its payment obligations or (ii) made a Challenge of the Licensed Patents and in either case, Licensee fails to cure such breach, as applicable, within the applicable cure period (measured as commencing after the arbitrator’s decision pursuant to Section 8.2 (Dispute Resolution)). It is understood and agreed that during the pendency of such dispute and the cure period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

6.3.         Effect of Termination. Upon the termination of this Agreement:

6.3.1.          All licenses hereunder will terminate and Licensee will have no further right to practice the Licensed Patents.

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6.3.2.          All Royalties accrued as of the time of termination shall be immediately due and payable.

6.4.         Survival. Termination or expiration of this Agreement shall not affect any payment rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 3.3 (Royalty Reports and Payments) (to the extent the Royalties accrued prior to the termination or expiration of this Agreement), 3.4 (Payment Method; Late Payments), 3.5 (Records), 3.6 (Audits), 3.7 (Taxes), and Article VI (Term and Termination), Article VII (Confidentiality and Publicity), and Article VIII (Miscellaneous Provisions).

Article VII
Confidentiality and Publicity

7.1.          Confidentiality. From and after the Effective Date, no Party shall disclose the existence or terms of this Agreement (other than to its Affiliates in confidence) except:

(a)          to any governmental body having jurisdiction and specifically requiring such disclosure;

(b)          to the extent required in response to a valid subpoena or as otherwise may be required by law;

(c)          to the extent required to satisfy disclosure requirements in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports required to be filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations;

(d)          in confidence, to a Party’s accountants, legal counsel, tax advisors and other financial and legal advisors, subject to obligations of confidentiality at least as stringent as those contained herein;

(e)          as required during the course of litigation or other legal proceeding and, to the extent granted by the applicable authority, subject to a protective order; provided, however, that to the extent granted by the applicable authority, any production under a protective order would be protected under an “Outside Attorneys’ Eyes Only” or higher confidentiality designation;

(f)          with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed Change of Control Transaction of such Party involving such Person or a proposed license, sale, or transfer of rights involving the Licensed Patents; and

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(g)          with the prior written consent of an authorized representative of the other Party;

provided, however, that (i) the Party making or seeking any disclosure shall take commercially reasonable actions to minimize the nature and extent of such disclosure; and (ii) prior to any disclosure pursuant to paragraphs (a), (b), or (e) above, the Party seeking to make any such disclosure shall (1) provide reasonable advance written notice to the other Party, (2) permit such other Party the opportunity to object, to seek a court-entered protective order or comparable court-ordered restriction, and (3) shall take commercially reasonable actions to minimize the nature and extent of such disclosure by, among other things, as applicable, seeking confidential treatment of the Agreement and seeking a protective order that limits disclosure to “Outside Attorneys’ Eyes Only.” Where a disclosure is nevertheless made, the Party will further take commercially reasonable actions not to disclose, if possible, the amount of the payment(s) required to be made hereunder.

In the case of Section 7.1(c) above, any disclosures pursuant to any such disclosure requirement referenced in such Section (i) shall redact the Small Stone Rate, Medium Stone Rate and the Large Stone Rate in Section 3.1 (Royalties), provided such redaction is consistent with applicable law (including rules and regulations of the Securities and Exchange Commission), and (ii) shall not redact all or any part of Section 2.1 (License Grant), Section 8.10 (Not An Admission), or the definition of the defined terms used in such Sections.

7.2.          Publicity. Notwithstanding Section 7.1 (Confidentiality), each Party may state, in individual discussions with attorneys and accountants (who are bound by obligations of confidentiality no less restrictive than the confidentiality provisions under this Agreement), that the Licensor and Licensee have entered into this Agreement, provided that, except as permitted by Section 7.1 (Confidentiality) and in accordance with such Section 7.1 (Confidentiality), neither Party will (i) disclose any terms of this Agreement, or (ii) issue any press release, make any public statement, engage in any communications with the press, bloggers, or other public conduits for information, or otherwise make any statement regarding this Agreement or the entering into of this Agreement. Licensee may disclose this Agreement to any Person that supplies Equipment to Licensee or its Affiliates and that is bound by obligations of confidentiality no less restrictive than the confidentiality provisions under this Agreement, provided that the following shall be redacted from any such disclosures: Section 3.1 (Payment Amount and Dates) and Section 3.2 (Exceptions to Royalty Obligation). In addition, Licensee may disclose this Agreement to any other defendants named at any time in the Litigation to the extent necessary to comply with any contractual obligations related to defense and indemnity of Licensee for third party infringement claims, provided that any such defendants are bound by obligations of confidentiality no less restrictive than the confidentiality provisions under this Agreement.

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Article VIII
MISCELLANEOUS PROVISIONS

8.1.          Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or if dispatched by prepaid air courier with package tracing capabilities or by registered or certified airmail, postage prepaid, addressed as follows:

If to Licensor:

Lazare Kaplan International Inc.
19 West 44th St.
New York, New York, 10036
Attn: Leon Tempelsman

Copy to:

Morrison & Foerster LLP

425 Market Street
San Francisco, CA 94105-2482
Attn: Harold J. McElhinny

If to Licensee:

Gemological Institute of America, Inc.
The Robert Mouawad Campus
5345 Armada Drive
Carlsbad, California 92008
Attn: President

Copy to:

DLA Piper LLP (US)

401 B Street
Suite 1700
San Diego, CA 92101-4297
Attn: John Allcock

Such notices shall be deemed to have been served when received by the addressee. Any Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

8.2.         Dispute Resolution.

8.2.1.          Agreement to Arbitrate Disputes Relating to Termination Right. Any dispute relating to the existence or materiality of a breach of Licensee’s payment obligations or whether Licensee or its Affiliates have made a Challenge of the Licensed Patents shall be determined by arbitration. The arbitration shall be administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction.

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8.2.2.          Venue, Language, and Number of Arbitrators. All arbitration proceedings shall take place in San Francisco, California, USA, shall be conducted in English, and shall be presided over by one arbitrator.

8.2.3.          Arbitrator Selection. The Parties agree to appoint [*] to serve as the sole arbitrator (the “Arbitrator”). If, for any reason, [*] is unable to fulfill the Arbitrator’s duties, a successor arbitrator shall be chosen in accordance with Rule 12 of JAMS’ Streamlined Arbitration Rules and Procedures.

8.3.          Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, and governed in all respects in accordance with the laws of the State of New York and the federal laws of the United States of America, without reference to conflict of laws principles.

8.4.          Jurisdiction and Venue. The Parties agree (a) that any disputes (including any litigation) regarding this Agreement or the subject matter hereof shall be subject to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York (or, if there is no federal jurisdiction of such dispute, the courts of the State of New York sitting in Manhattan, New York), and (b) to submit any disputes, including matters of interpretation or enforcement actions, relating to this Agreement or the subject matter hereof exclusively to such court. The Parties hereby waive any challenge to the jurisdiction or venue of such courts over these matters.

8.5.          Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

8.6.          Entire Agreement. Together with the Settlement Agreement, this Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions among them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein or in the Settlement Agreement. No oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Agreement.

8.7.          Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

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8.8.          Construction; Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

8.9.          Counterparts. This Agreement may be executed in counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile signatures or other electronic transmission of signature pages (e.g., email exchange of PDF signature pages) and such signatures shall be deemed to bind each Party as if they were original signatures.

8.10.         Attorneys’ Fees. Each Party will bear its own attorneys’ fees and related expenses incurred by or on behalf of that Party in connection with the Litigation and the preparation, review and negotiation of this Agreement. In the event of any litigation or arbitration in connection with this Agreement (including under Section 8.2 (Dispute Resolution)), the prevailing Party is entitled to receive its costs, expert witness fees and reasonable attorneys’ fees, including costs and fees on appeal.

8.11.         Not an Admission. It is understood that this Agreement does not constitute an admission by either Party of any infringement or non-infringement of the Licensed Patents, but is a compromise of disputed claims.

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IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be signed below by their respective duly authorized officers.

Lazare Kaplan International Inc.	GEMOLOGICAL INSTITUTE OF AMERICA, INC.

By:	By:

Name:	Name:

Title:	Title: